EXHIBIT 10.3

TERMINATION AGREEMENT AND MUTUAL RELEASE

AND AMENDMENTS TO EXISTING AGREEMENTS

This TERMINATION AGREEMENT AND MUTUAL RELEASE (“Termination Agreement”) is entered into by and between MSC.Software Corporation, a corporation organized and existing under the laws of Delaware, having its principal offices at 2 MacArthur Place, Santa Ana, California 92707, United States of America (hereafter “MSC”), and Dassault Systemes, a corporation organized and existing under the laws of France, having its principal offices at 9 quai Marcel Dassault, 93150 Surenes, France (hereafter “DS”) and is effective this 30th day of June, 2005.

In consideration of the terms and conditions set forth in this Termination Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, MSC and DS hereby agree as follows:

1. Purpose. DS and MSC have previously entered into a Frame Agreement (referenced 01050A2001DS) (the “Frame Agreement”), a Gold Software Partner Agreement (referenced 01051A2001DS) and a CAA Solution Provider Agreeement (referenced 01251A2000DS, (the Gold Software Partner Agreement and the CAA Solution Provider Agreement being hereafter designated the “Development Agreements”). By way of this Termination Agreement, DS and MSC desire to completely and immediately terminate the Frame Agreement, and acknowledge and agree that, except as otherwise expressly set forth in Section 4 below, neither party shall have any obligation or liability to the other in connection with the Frame Agreement. In addition, through this Termination Agreement, the Royalty rate under Section 6 of the Development Agreements is amended as set forth in Section 5 below.

2. Termination of the Frame Agreement. DS and MSC hereby terminate immediately, for mutual convenience, the Frame Agreement and any amendments thereto. Effective immediately upon execution of this Termination Agreement, neither party shall have (except as otherwise expressly set forth in Sections 4 and 7 below) any obligation, responsibility, or liability to the other party for any reason whatsoever in connection with the Frame Agreement, including, but not limited to any development obligation under Article 3 of the Frame Agreement, any royalty obligation for sales of MSC Non V5 Modeler Application Programs as described in Section 5.5 of the Frame Agreement and any and all other past, present, or future payments, performance, or any other obligations under the Frame Agreement.

3. Mutual Release. Effective immediately upon execution of this Termination Agreement, each party releases and forever discharges the other party and all of its employees, agents, successors, assigns, legal representatives, affiliates, directors and officers from and against any and all actions, claims, suits, demands, payment obligations or other obligations or liabilities of any nature whatsoever, whether known or unknown, which such party or any of its employees, agents, successors, assigns, legal representatives, affiliates, directors and officers have had, now have or may in the future have directly or indirectly arising out of (or in connection with) any of the Frame Agreement, including any activities undertaken pursuant to any of the Frame Agreement.

4. Termination Fee. In consideration of the termination of the Frame Agreement and the release of all obligations thereunder, MSC shall pay DS a termination fee (the “Termination Fee”) in the aggregate sum of Two Million Dollars U.S.($2,000,000), payable in two equal installments of One Million Dollars ($1,000,000) due on July 30, 2005 and October 30, 2005 respectively. The Termination Fee will be paid by wire transfer to the account of DS as specified in Section 7 of the Gold Agreement.

5. Amendment of Development Agreements. Effective as of July 1st, 2005 and to the extent a Royalty (as defined in the Development Agreements) is due from MSC to DS under the terms of the Development Agreements, such Royalty shall in all cases be adjusted to ten percent (10%) for direct distribution to end users and to fifteen percent (15%) for distribution through resellers or distributors of Net Revenue, (as defined in the Gold Software Partner Agreement) and this Termination Agreement shall operate as an amendment to each of the Development Agreements for purposes of all future Royalty payments payable thereunder.

6. DS Ownership of MSC Stock. Unless prohibited by applicable state or federal securities law law or regulation MSC hereby consents (on its behalf but not on behalf of any other party) to DS’s disposition of MSC stock that DS currently owns, at any time from July 1st, 2005, notwithstanding the provisions of section 4 of the Stockholders Agreement reference 00501A2001GRUP. MSC agrees to cooperate actively with DS and use its best efforts to support DS’s efforts to obtain, if deemed necessary by DS, similar consent from the individuals who signed the said Agreement, all at DS’s cost, if any.

7. Communication. Unless otherwise required by or advisable under applicable law or regulation, neither party shall disclose the termination of the Frame Agreement or terms thereof without the consent of the other party. The parties agree to cooperate on all customer communications related to this Termination Agreement.

8. General Provisions.

a. Entire Agreement. This Termination Agreement is the entire agreement between the parties regarding the subject matter contained herein. It supersedes, and its terms govern, all prior proposals, agreements, or other communications between the parties, oral or written, regarding the subject matter contained herein. This Termination Agreement shall not be modified or amended unless done so in a writing signed by authorized representatives of both parties. The terms of this Termination Agreement shall take precedence in the event of any conflict with terms of any other agreement between the parties in relation to the termination of the Frame Agreement.

b. Applicable Law. This Termination Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of New York, without regards to its conflicts of laws principals. Each party irrevocably consents to the exclusive jurisdiction of the courts of New York, in connection with any action to enforce the provisions of this Termination Agreement or arising under or by reason of this Termination Agreement.

c Counterparts; Copies. This Agreement may be signed in two counterparts which together will form a single agreement as if both parties had executed the same document. Signed copies of this Agreement sent via facsimile will be deemed binding to the same extent as original documents.

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the last date written below.

For DASSAULT SYSTEMES		For MSC.SOFTWARE CORPORATION

By:	/s/ Thibault de Tersant	By:	/s/ John J. Laskey
Name:	Thibault de Tersant	Name:	John J. Laskey
Title:	EVP and CFO	Title:	CFO
Date:	June 30, 2005	Date:	6/30/05